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Exhibit (g)(9)


_____________ ___, 2002


State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171


Re:  Neuberger Berman Advisers Management Trust:   Fasciano and Focus Portfolios


Dear Gentlemen:


This is to advise you that Neuberger Berman Advisers Management Trust has established new series of shares to be known as the Fasciano Portfolio and Focus Portfolio. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated 5/1/95 and Section 9 of the Transfer Agency and Services Agreement dated 5/1/95 between the Fund and State Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.


Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.


By:______________________

      Michael J. Weiner
      Vice President
      Neuberger Berman Advisers Management Trust


Agreed to as of this ____ day of _______________, 2002


State Street Bank and Trust Company


By:_____________________


Title:_____________________